Exhibit 99.2

Senseonics Announces Pricing of $82.0 Million 5.25% Convertible Senior Notes Due 2025

GERMANTOWN, MD, July 17, 2019 — Senseonics Holdings, Inc. (“Senseonics” or the “Company”) (NYSE American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced the pricing of an $82.0 million aggregate principal amount of 5.25% convertible senior notes due 2025 (the “2025 notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The sale of the 2025 notes is expected to close on July 25, 2019, subject to the closing of a concurrent offering of the Company’s common stock with at least a $25.0 million aggregate public offering price which priced on July 17, 2019, an amendment to the indenture governing Senseonics’ outstanding 5.25% convertible senior subordinated notes due 2023 (the “2023 notes”) and customary closing conditions.

The Company estimates that the net proceeds from this offering will be approximately $77.0 million, after deducting the initial purchaser’s discount and estimated offering expenses. The Company expects to use the net proceeds from the offering of the 2025 notes to repurchase $37.0 million principal amount of 2023 notes in privately negotiated transactions with certain holders of the 2023 notes, including certain holders that have entered into a consent solicitation support agreement, at a purchase price equal to the principal amount thereof, plus accrued and unpaid interest thereon, and use the remaining amounts for working capital and general corporate purposes.

The 2025 notes will be unsecured, senior obligations of Senseonics, and interest of 5.25% per year will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The 2025 notes will mature on January 15, 2025, unless earlier repurchased, redeemed or converted in accordance with their terms. The 2025 notes will be guaranteed by the subsidiary guarantors, which include Senseonics, Incorporated, the Company’s sole subsidiary, and each of the Company’s restricted subsidiaries formed or acquired after the date of the initial issuance of the 2025 notes that is not an “excluded subsidiary” (as defined in the indenture relating to the 2025 notes).

The 2025 notes will be convertible, at the option of the holders, into shares of Senseonics’ common stock. The initial conversion rate will be 757.5758 shares per $1,000 principal amount of 2025 notes (equivalent to an initial conversion price of approximately $1.32 per share). The initial conversion price represents a premium of 20% over the public offering price of $1.10 per share in the concurrent offering of the Company’s common stock.

Senseonics may redeem for cash all or part of the 2025 notes, at its option, if (1) the last reported sale price of Senseonics’ common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Senseonics provides notice of redemption and (2) a registration statement covering the resale of the shares of Senseonics’ common stock issuable upon conversion of the 2025 notes is effective and available for use and is expected to remain effective and available for use during the redemption period as of the date of the redemption notice date. The redemption price will be equal to 100% of the principal amount of the 2025 notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

If Senseonics undergoes a “fundamental change” (as defined in the indenture relating to the 2025 notes), holders may require Senseonics to repurchase for cash all or any portion of their 2025 notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2025 notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.  In addition, following a notice of redemption or certain corporate events that occur prior to the maturity date, Senseonics will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2025 notes in connection with such notice of redemption or corporate event. In certain circumstances, Senseonics will be required to pay cash in lieu of delivering make whole shares unless Senseonics obtains stockholder approval to issue shares.

The 2025 notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the 2025 notes, the guarantees guaranteeing the 2025 notes, nor the Senseonics common stock issuable upon conversion of the 2025 notes have been or will be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the 2025 notes will be made only pursuant to Rule 144A under the Securities Act, including by means of a confidential offering memorandum.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the closing of the offering of the 2025 notes and Senseonics’ intentions regarding the use of proceeds from the offering of the 2025 notes, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the closing of the offering of the 2025 notes and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT

Lynn Lewis or Philip Taylor
Investor Relations
415-937-5406
investors@senseonics.com